Exhibit 99.1

FOR IMMEDIATE RELEASE November 5, 2008 Investor Contact: Mark Barnett (614) 249-8437 Media Contact: Jeff Botti (614) 249-6339

Nationwide Financial reports third quarter results

Net loss driven by investment losses and DAC unlock

Capital position remains strong

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported a third quarter 2008 net loss of $346.4 million, or $2.51 per diluted share, compared with third quarter 2007 net income of $147.0 million, or $1.03 per diluted share.

The net loss for the current quarter includes non-operating realized investment losses, net of related adjustments to amortization, of $315.4 million, or $2.29 per diluted share, compared to $8.4 million, or $0.06 per diluted share, in the prior year quarter. The $315.4 million non-operating investment loss was driven primarily by $257.8 million of other-than-temporary impairments, $17.2 million of net realized losses on sales and $42.0 million of losses related to the mark-to-market of variable annuity living benefit liabilities net of economic hedges and amortization related to net realized gains (losses).

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating (loss)/earnings,” which the company believes enhances understanding and comparability of its performance by highlighting its results from continuing operations and the underlying profitability drivers. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures, and the substantive reasons why the company believes presentation of these non-GAAP financial measures provides useful information to investors regarding its financial condition and results of operations. The table on the top of page 8 reconciles net operating earnings to net income, including the related diluted per share amounts for the periods indicated.

“We, along with others in the industry, experienced large losses in our investment portfolio during the third quarter due to the unprecedented market conditions caused by the disruptions in the financial system,” said Jerry Jurgensen, chief executive officer. “While these losses had a significant impact on our quarterly profitability, given the environment, we do not see these results as surprising or as negatively impacting our long-term financial stability.”

“We are fortunate that we made significant progress over the last few years to improve our financial condition, providing us with a strong balance sheet and the liquidity to weather times like these,” added

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NFS reports third quarter 2008 results — 2

Jurgensen. “Having entered this crisis from a strong financial position, we believe we have the capital to keep our promises to customers without hesitation.”

Highlights from the quarter:

The net operating loss for the third quarter was $21.8 million, or $0.16 per diluted share, compared to net operating earnings of $154.6 million, or $1.08 per diluted share, for the same period a year ago.

The operating loss was driven by several items, all related to the distress in the financial markets. During the third quarter, the Company retrospectively unlocked its deferred policy acquisition costs (DAC) for variable annuities due to unfavorable equity market returns, resulting in an increase in DAC amortization and other related balances totaling $177.2 million in the individual investments segment. The Company’s corporate and other segment results were adversely impacted by $49.1 million in losses from hedge funds and private equities and the mark-to-market of investments. Also during the third quarter, the Company refined its separate account dividends received deduction (DRD) calculation and estimation. As a result, the Company had a $10.0 million lower tax benefit from DRD than previously estimated.

Excluding the items listed above, net operating earnings were approximately $135.3 million, or $0.98 per diluted share. The decrease from the prior year quarter primarily was driven by lower asset-based fees, the result of the equity market driven decrease in variable assets.

Sales (as defined in Exhibit 3) were $3.9 billion in the third quarter of 2008 compared to $4.4 billion in the prior year quarter. Sales through affiliated channels decreased 1 percent as an increase in public sector sales through Nationwide Retirement Solutions was more than offset by lower Nationwide Financial Network (NFN) production. Sales through non-affiliated distribution channels decreased 18 percent due to lower variable annuity and private sector retirement plan sales.

Net outflows (excluding the corporate and other segment) were $135.7 million in the third quarter of 2008 compared to net outflows of $270.1 million in the prior year quarter. The improvement was driven by lower withdrawals in both the private sector and fixed annuities, partially offset by lower variable annuity deposits.

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NFS reports third quarter 2008 results — 3

	Three months ended September 30,
(in millions)	2008	2007	Change
	(Unaudited)	(Unaudited)
Net (loss) income	$(346.4)	$147.0	n.m.
Net (loss) income per diluted share	$(2.51)	$1.03	n.m.

Net operating (loss) earnings	$(21.8)	$154.6	n.m.
Net operating (loss) earnings per diluted share	$(0.16)	$1.08	n.m.

Sales	$3,892.1	$4,444.2	-12%
Net flows (excluding corporate and other segment)	(135.7)	(270.1)	50%
Total revenues	484.6	1,131.8	-57%
Total net operating revenues*	717.7	815.5	-12%

Customer funds managed and administered	$140,882.5	$165,275.2	-15%
Total assets	$102,086.9	$121,460.5	-16%
Shareholders’ equity excluding AOCI**	$5,056.0	$5,401.5	-6%
Net operating return on average equity excluding AOCI	-1.7%	11.3%	n.m.
Book value per basic share excluding AOCI	$36.64	$38.92	-6%

*	Total operating revenues, net of interest credited to policyholder accounts

**	Accumulated other comprehensive income (AOCI)

Total revenues declined 57 percent compared to the prior year quarter driven by realized investment losses, primarily the result of impairments.

Net operating revenues, defined as operating revenues net of interest credited to policyholder accounts, decreased 12 percent compared to the same period last year. The decline in both total and net operating revenues resulted from decreased asset-based fees associated with lower variable account values. Additionally, interest spread income declined due to lower investment income on hedge fund and private equity investments in the corporate and other segment, as previously discussed.

Book value per basic share, excluding accumulated other comprehensive income (AOCI), was $36.64 per basic share as of September 30, 2008, compared to $39.03 per basic share as of December 31, 2007.

Net operating return on average equity, excluding AOCI (as defined in Exhibit 3), was negative 1.7 percent for the quarter compared to 11.3 percent in the third quarter of 2007.

“Third quarter sales growth and bottom-line results were adversely affected by the severe disruptions in the financial markets and slowing economy, reflected by a 9 percent sequential and 16 percent year-over-year decline in the S&P 500 daily average,” said Mark Thresher, president and chief operating officer. “As would be expected in this type of environment, revenue and earnings in our core businesses were pressured by lower net asset-based fees and interest spread income, which was further compounded by significantly higher amortization associated with the DAC unlock.”

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NFS reports third quarter 2008 results — 4

“While the turmoil in the financial system negatively impacted our quarterly profitability, NFS remains a strong and stable company that is well-positioned to effectively compete in these challenging market conditions. We entered this crisis with significant excess capital and strong cash flows. While losses this quarter reduced our level of excess capital, NFS remains well-capitalized with a strong balance sheet. The strength of our capital position is reflected by our consolidated risk-based capital (RBC) ratio, which we estimate to be approximately 495 percent as of the end of the third quarter. The consolidated RBC ratio includes capital at the NFS holding company and all life companies,” Thresher added.

Operating Segment Second Quarter Financial Highlights

Nationwide Financial reports its results in three primary business segments: individual investments, retirement plans and individual protection. Following are financial highlights and a discussion of the results for each of these segments, plus a discussion of results for the corporate and other segment.

Individual Investments Segment

	Three months ended September 30,
(in millions)	2008	2007	Change
	(Unaudited)	(Unaudited)
Individual variable annuity sales	$894.0	$1,393.5	-36%
Individual fixed annuity sales	77.2	37.0	109%
Income product sales	37.7	54.4	-31%
Advisory services program sales	4.6	42.6	-89%

Total sales	$1,013.5	$1,527.5	-34%

Net flows	$(803.8)	$(799.5)	-1%
Net operating revenues*	221.2	249.3	-11%
Pre-tax operating (loss) earnings	(120.7)	65.0	-286%

Ending account values	$44,287.2	$54,933.6	-19%
Interest spread on average general account values	1.58%	1.76%
Pre-tax operating (loss) earnings to average account values	-1.04%	0.48%
Return on average allocated capital	-21.7%	15.4%

*	Total operating revenues, net of interest credited to policyholder accounts

Third quarter individual investments sales declined 34 percent compared to the prior year. The decline was driven by lower demand for variable annuities due to market volatility and a corresponding slowdown in consumer demand for equity-linked products. The market volatility helped drive a fixed annuity sales increase of 109 percent, or $40.2 million, over the prior year quarter.

Net outflows were $803.8 million in the third quarter of 2008 compared to $799.5 million in the third quarter a year ago.

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NFS reports third quarter 2008 results — 5

The pre-tax operating loss in the quarter was $120.7 million compared to earnings of $65.0 million in the same quarter a year ago. Included in the quarter was a $177.2 million increase in amortization of DAC and other related balances as previously discussed. Additionally, lower asset fees and interest spread income were partially offset by lower operating expenses.

Interest spread income declined 23 percent compared to the prior year quarter primarily attributable to lower general account assets caused by fixed annuity net outflows.

Retirement Plans Segment

	Three months ended September 30,
(in millions)	2008	2007	Change
	(Unaudited)	(Unaudited)
Private sector sales	$1,404.4	$1,504.5	-7%
Public sector sales	1,127.5	1,066.1	6%

Total sales	$2,531.9	$2,570.6	-2%

Net flows	$484.3	$387.2	25%
Net operating revenues*	164.2	173.1	-5%
Pre-tax operating earnings	55.3	59.6	-7%

Ending account values	$71,223.2	$81,031.3	-12%
Interest spread on average general account values	1.89%	1.80%
Pre-tax operating earnings to average account values	0.30%	0.29%
Return on average allocated capital	19.9%	23.5%

*	Total operating revenues, net of interest credited to policyholder accounts

Third quarter 2008 retirement plans sales decreased 2 percent compared to the prior year quarter. Private sector sales declined 7 percent as the continued volatility in the capital markets has reduced the number and size of takeover cases. Public sector sales grew 6 percent compared to a year ago driven by increased deposits into several large plans.

Retirement plans net inflows were $484.3 million compared to $387.2 million in the same period a year ago. The increase in net flows was driven by an increase in public sector sales and lower private sector withdrawals.

Pre-tax operating earnings were $55.3 million in the current quarter compared to $59.6 million a year ago. The year-over-year decline of 7 percent was primarily due to lower net asset-based fees, partially offset by lower operating expenses.

Interest spread income increased 6 percent, driven by a modest improvement in the earned rate and lower crediting rates.

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NFS reports third quarter 2008 results — 6

Individual Protection Segment

	Three months ended September 30,
(in millions)	2008	2007	Change
	(Unaudited)	(Unaudited)
Individual investment life first year sales	$25.6	$41.1	-38%
COLI/BOLI first year sales	36.7	20.6	78%
Traditional/universal life first year sales	31.6	32.0	-1%

Total first year sales	$93.9	$93.7	0%

Net flows	$183.8	$142.2	29%
Net operating revenues*	296.2	284.6	4%
Pre-tax operating earnings	72.2	65.2	11%
Policy reserves	$18,520.9	$20,956.4	-12%

Life insurance in-force	$142,481.1	$134,750.0	6%
Pre-tax operating earnings to operating revenues	20.8%	19.6%
Return on average allocated capital	9.5%	9.4%

*	Total operating revenues, net of interest credited to policyholder accounts

Total first year individual protection sales were $93.9 million for the quarter, compared to $93.7 million in the prior year quarter. An increase in corporate- and bank-owned life insurance (COLI/BOLI) first year sales was largely offset by a decline in individual investment life sales. Fixed life (traditional and universal life) first-year sales were flat year-over-year.

Pre-tax operating earnings were $72.2 million in the current quarter compared to $65.2 million a year ago. Net operating revenues increased 4 percent driven by higher policy charges and net investment income, partially offset by higher benefit expenses. Interest spread income increased 6 percent, driven by a higher earned rate.

Corporate and Other Segment

The corporate and other segment pre-tax operating loss was $50.4 million in the third quarter of 2008 compared to earnings of $13.9 million in the third quarter of 2007. Results were adversely impacted by a $21.2 million operating loss in the Company’s structured products business and other investments subject to mark-to-market adjustments. Additionally, a $36.8 million decrease in interest spread income was primarily driven by lower income from hedge fund and private equity investments.

The current quarter interest spread margin on the medium-term note program was 85 basis points compared to 93 basis points in the prior year. During the current quarter, $125.0 million of medium-term notes were issued and $735.0 million matured.

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NFS reports third quarter 2008 results — 7

Business Outlook

Due to the pending transaction with Nationwide Mutual to take Nationwide Financial private in late 2008 or in the first quarter of 2009, the Company will no longer provide guidance for future periods.

Supplemental Financial Information

More detailed financial information can be found in the Nationwide Financial statistical supplement for the third quarter of 2008, which is available on the investor relations section of the company’s Web site at www.nationwide.com.

About Nationwide Financial

Nationwide Financial Services, Inc. (NYSE: NFS), a publicly traded company based in Columbus, Ohio, provides a variety of financial services that help consumers invest and protect their long-term assets, and offers retirement plans and services through both public- and private-sector employers.

Nationwide Financial is part of the Nationwide group of companies, which offers diversified insurance and financial services. The group is led by Nationwide Mutual Insurance Company, which is ranked No. 108 on the Fortune 500 based on 2007 revenue. To obtain investor materials, including the Company’s 2007 Annual Report to Shareholders, 2007 Annual Report on Form 10-K, quarterly statistical supplements and other corporate announcements, please visit the investor relations section of the Company’s Web site at www.nationwide.com.

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NFS reports third quarter 2008 results — 8

Reconciliation of net operating (loss) earnings to net (loss) income

	Three months ended September 30,
	2008		2007
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating (loss) earnings	$(21.8)	$(0.16)	$154.6	$1.08

Non-operating realized investment losses including [1] related adjustments to amortization, net of taxes	(315.4)	(2.29)	(8.4)	(0.06)

Discontinued operations, net of taxes [2]	(9.2)	(0.06)	0.8	0.01
Net (loss) income	$(346.4)	$(2.51)	$147.0	$1.03

[1]

Excluding operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

[2]	The results of operations of TBG Financial are reflected as discontinued.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) the possibility that the acquisition of the Company’s publicly held common shares by NMIC will not close or that the closing will be delayed; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, the United States Securities and Exchange Commission or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves and other financial viability requirements, restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments, and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of DAC and/or value of business acquired, reduction in separate account assets or a reduction in the demand for the Company’s products; (xi) reduction in the value of the Company’s investment portfolio as a result of changes in interest rates, yields and liquidity in the market as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, affecting the market generally and companies in the Company’s investment portfolio specifically; (xii) general economic and business conditions that are less favorable than expected, including the impact of recent distress in financial markets on the Company’s collateral obligations, sales and counterparty credit risk; (xiii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiv) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xvi) deviations from assumptions regarding future persistency, mortality (including as a result of the outbreak of a pandemic illness, such as Avian Flu), morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; (xvii) adverse litigation results and/or resolution of litigation and/or arbitration, investigation and/or inquiry results that could result in monetary damages or impact the manner in which the Company conducts its operations; and (xviii) adverse consequences, including financial and reputation costs, regulatory problems and potential loss of customers resulting from failure to meet privacy regulations and/or protect the Company’s customers’ confidential information.

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NFS reports third quarter 2008 results — 9

Exhibit 1 to Third Quarter 2008 Results Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Three months ended September 30,		Nine months ended September 30,
(in millions, except per share data)	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Policy charges	$336.8	$345.5	$1,036.3	$1,024.5
Premiums	89.8	101.7	304.1	317.0
Net investment income	480.8	547.3	1,511.8	1,714.9
Net realized investment losses	(555.1)	(20.4)	(787.9)	(34.4)
Other income	132.3	157.7	417.1	438.2
Total revenues	$484.6	1,131.8	2,481.4	3,460.2

Benefits and Expenses:
Interest credited to policyholder accounts	300.5	333.3	907.2	1,012.4
Benefits and claims	183.7	161.4	545.9	501.1
Policyholder dividends	23.7	23.1	72.0	64.4
Amortization of deferred policy acquisition costs	224.8	112.1	460.7	263.6
Amortization of value of business acquired and other intangible assets	9.6	12.7	22.9	40.0
Interest expense	26.1	28.9	79.7	80.9
Debt extinguishment costs	—	—	—	10.2
Other operating expenses	245.1	269.4	766.6	802.0
Total benefits and expenses	$1,013.5	940.9	2,855.0	2,774.6
(Loss) income from continuing operations before federal income tax (benefit) expense	$(528.9)	190.9	(373.6)	685.6
Federal income tax (benefit) expense	(191.7)	44.7	(166.1)	171.4
(Loss) income from continuing operations	$(337.2)	146.2	(207.5)	514.2
Discontinued operations, net of taxes	(9.2)	0.8	(9.0)	44.4
Cumulative effect of adoption of accounting principle, net of taxes	—	—	—	(6.0)
Net (loss) income	$(346.4)	$147.0	$(216.5)	$552.6

(Loss) earnings from continuing operations per common share:
Basic	$(2.45)	$1.03	$(1.50)	$3.58
Diluted	$(2.45)	$1.02	$(1.50)	$3.55

(Loss) earnings per common share:
Basic	$(2.51)	$1.04	$(1.57)	$3.85
Diluted	$(2.51)	$1.03	$(1.57)	$3.82

Weighted average common shares outstanding:
Basic	137.9	141.8	137.9	143.6
Diluted	137.9	142.7	137.9	144.7

Cash dividends declared per common share	$0.29	$0.26	$0.87	$0.78

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NFS reports third quarter 2008 results — 10

Exhibit 2 to Third Quarter 2008 Results Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturity securities	$24,849.6	$27,189.2
Equity securities	69.3	124.2
Mortgage loans on real estate, net	7,913.9	8,316.1
Short-term investments, including amounts managed by a related party	1,188.6	1,173.6
Other investments	2,359.3	2,265.0

Total investments	36,380.7	39,068.1
Cash	145.0	73.6
Accrued investment income	388.7	368.4
Deferred policy acquisition costs	4,428.3	4,095.6
Value of business acquired	338.2	354.8
Goodwill	292.4	301.2
Other assets	2,205.1	2,090.4
Separate account assets	57,908.5	72,855.0
Total assets	$102,086.9	$119,207.1

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$34,252.3	$35,441.5
Short-term debt	336.6	309.3
Long-term debt	1,720.3	1,565.1
Other liabilities	3,657.6	3,711.6
Separate account liabilities	57,908.5	72,855.0
Total liabilities	97,875.3	113,882.5

Shareholders’ equity:
Class A common stock	0.7	0.7
Class B common stock	1.0	1.0
Additional paid-in capital	1,801.6	1,782.4
Retained earnings	4,516.5	4,853.0
Accumulated other comprehensive loss	(844.4)	(81.5)
Treasury stock	(1,262.5)	(1,229.6)
Other, net	(1.3)	(1.4)
Total shareholders’ equity	4,211.6	5,324.6
Total liabilities and shareholders’ equity	$102,086.9	$119,207.1

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NFS reports third quarter 2008 results — 11

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial Services, Inc. (NFS) prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, NFS analyzes operating performance using certain non-GAAP financial measures. The following non-GAAP financial measures appear in the accompanying earnings announcement.

Net operating revenues are calculated by adjusting total revenues to include only net realized investment gains and losses that are related to operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations), net of interest credited to policyholder accounts.

Operating realized investment gains and losses include net realized investment gains and losses that are related to operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

Net operating (loss) earnings are calculated by adjusting net (loss) income to exclude the following (all net of taxes): non-operating net realized investment gains and losses; discontinued operations; and the cumulative effect of adoption of accounting principles.

Net operating (loss) earnings per common diluted share is calculated by dividing net operating (loss) earnings by the number of weighted average common diluted shares outstanding for the period indicated.

Net operating return on average equity excluding AOCI is calculated by annualizing net operating (loss) earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income (AOCI).

Book value per basic share excluding AOCI is calculated by dividing total shareholders’ equity less AOCI by the number of common shares outstanding as of the date indicated.

Sales refers to a production volume metric that Nationwide Financial regularly monitors and reports. Sales or similar measures are commonly used in the insurance industry as a measure of the volume of new and renewal business generated in a period.

Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP, including sales as it relates to non-insurance companies. Additionally, Nationwide Financial’s definition of sales may differ from that used by other companies. As used in the insurance industry, sales, or similarly titled measures, generate customer funds managed and administered, which ultimately drive revenues.

As calculated and analyzed by management, statutory premiums and deposits on individual and group annuities and life insurance products calculated in accordance with accounting practices prescribed or permitted by regulatory authorities and deposits on administration-only group retirement plans and the advisory services program are adjusted as described below to arrive at sales.

Life insurance premiums determined on a GAAP basis are significantly different than statutory premiums and deposits. Life insurance premiums determined on a GAAP basis are recognized as revenue when due, as calculated on an accrual basis in proportion to the service provided and performance rendered under the contract. In addition, many life insurance and annuity products involve an initial deposit or a series of deposits from customers. These deposits are accounted for as such on a GAAP basis and therefore are not reflected in the GAAP income statement. On a statutory basis, life insurance premiums collected (cash basis) and deposits received (cash basis) are aggregated and reported as statutory premiums and annuity consideration revenues.

Sales, as reported by Nationwide Financial, are stated net of internal replacements, which management believes provides a more meaningful disclosure of production in a given period. In addition, Nationwide Financial’s definition of sales excludes funding agreements issued under its medium term note program; asset transfers associated with large case bank-owned life insurance and large case retirement plan acquisitions; and deposits into Nationwide employee and agent benefit plans. Although these products contribute to asset and earnings growth, their production flows potentially can mask trends in the underlying business and thus do not provide meaningful comparisons and analyses.

Management believes that the presentation of sales as measured for management purposes enhances the understanding of the Company’s business and helps depict longer-term trends that may not be apparent in the results of operations due to differences between the timing of sales and revenue recognition.

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NFS reports third quarter 2008 results — 12

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized investment gains and losses, net operating (loss) earnings, net operating (loss) earnings per common diluted share, operating return on average equity, excluding AOCI, book value per common share excluding AOCI, sales or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding NFS’ overall results of operations, and NFS’ definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized investment gains and losses, pre-tax operating (loss) earnings, net operating (loss) earnings, net operating (loss) earnings per common diluted share, operating return on average equity, excluding AOCI, book value per common share excluding AOCI and sales should not be viewed as substitutes for total revenues, net realized investment gains and losses, (loss) income from continuing operations before federal income tax (benefit) expense, net (loss) income, (loss) earnings per common diluted share, return on average equity, book value per common share, and revenues, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations) from net realized investment gains and losses, net of taxes, in the calculation of these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles, both net of taxes, from net operating (loss) earnings, as such adjustments do not reflect the continuing operations of Nationwide Financial’s business.

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NFS reports third quarter 2008 results — 13

Exhibit 3 to Third Quarter 2008 Results Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page ten of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly forecast non-operating net realized investment gains and losses1. Non-operating net realized investment gains and losses represented ($0.87) per weighted average diluted share in 2007 and ranged from $0.14 to ($0.87) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Net operating revenues to revenues 2

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2008	2007	2008	2007
Net operating revenues	$717.7	$815.5	$2,320.0	$2,482.5
Non-operating net realized investment losses[1]	(533.9)	(17.0)	(745.8)	(34.7)
Interest credited to policyholder accounts	300.8	333.3	907.2	1,012.4
Revenues	$484.6	$1,131.8	$2,481.4	$3,460.2

Operating net realized investment (losses) gains to net realized investment losses

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2008	2007	2008	2007
Operating net realized investment (losses) gains	$(21.2)	$(3.4)	$(42.1)	$0.3
Non-operating net realized investment losses[1]	(533.9)	(17.0)	(745.8)	(34.7)
Net realized investment losses	$(555.1)	$(20.4)	$(787.9)	$(34.4)

Pre-tax operating (loss) earnings to (loss) income from continuing operations before federal income tax (benefit) expense 2

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2008	2007	2008	2007
Pre-tax operating (loss) earnings	$(43.6)	$203.7	$310.4	$711.1
Non-operating net realized investment losses[1] including related adjustments to amortization	(485.3)	(12.8)	(684.0)	(25.5)
(Loss) income from continuing operations before federal income tax (benefit) expense	$(528.9)	$190.9	$(373.6)	$685.6

Net operating (loss) earnings to net (loss) income and net operating (loss) return on average equity to (loss) return on average equity 2

	Three months ended September 30,
	2008			2007
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating (loss) earnings	$(21.8)	(1.7%)	(1.9%)	$154.6	11.3%	11.4%
Non-operating net realized investment losses[1] including related adjustments to amortization, net of taxes	(315.4)	(24.0%)	(27.7%)	(8.4)	(0.6%)	(0.6%)
Discontinued operations, net of taxes	(9.2)	(0.7%)	(0.8%)	0.8	0.1%	0.1%
Net (loss) income	$(346.4)	(26.4%)	(30.4%)	$147.0	10.8%	10.9%
Average equity, excluding AOCI	$5,246.9			$5,461.9
Average AOCI	(684.8)			(65.1)
Average equity	$4,562.1			$5,396.8

	Nine months ended September 30,
	2008			2007
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$237.3	5.9%	6.5%	$530.8	12.7%	12.7%
Non-operating net realized investment losses[1] including related adjustments to amortization, net of taxes	(444.8)	(11.1%)	(12.2%)	(16.6)	(0.4%)	(0.4%)
Discontinued operations, net of taxes	(9.0)	(0.2%)	(0.2%)	44.4	1.1%	1.1%
Cumulative effect of adoption of accounting principle, net of taxes	—	—	—	(6.0)	(0.1%)	(0.1%)
Net (loss) income	$(216.5)	(5.4%)	(5.9%)	$552.6	13.3%	13.3%
Average equity, excluding AOCI	$5,320.6			$5,559.7
Average AOCI	(457.4)			(3.7)
Average equity	$4,863.2			$5,556.0

Book value per common basic share excluding AOCI to book value per common basic share

	As of September 30, 2008		As of December 31, 2007
(in millions, except per share data)	Amount	Per share	Amount	Per share
Total equity, excluding AOCI	$5,056.0	$36.64	$5,406.1	$39.03
AOCI	(844.4)	(6.12)	(81.5)	(0.59)
Total equity	$4,211.6	$30.52	$5,324.6	$38.44
Common basic shares outstanding	138.0		138.5

[1]

Excluding operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

[2]	The results of operations of TBG Financial and The 401(k) Company are reflected as discontinued.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com